Exhibit 99.1

Press Release

JASON KULAS APPOINTED CHIEF EXECUTIVE OFFICER

OF SANTANDER CONSUMER USA HOLDINGS INC.

¡	Thomas Dundon to step down as Chairman and CEO
¡	Thomas Dundon to continue on the SCUSA Board of Directors and as a senior adviser to the company
¡	Jason Grubb, Chief Operating Officer, Originations, to become President
¡	Santander intends to exercise its option to purchase Thomas Dundon’s SCUSA stake

BOSTON/DALLAS, July 2, 2015 – The Board of Directors of Santander Consumer USA Holdings Inc. (SCUSA) (NYSE: SC) today announced the appointment of Jason A. Kulas as Chief Executive Officer. Mr. Kulas succeeds Thomas G. Dundon, the company’s former Chairman and Chief Executive Officer, in line with SCUSA’s Board-approved succession plan. Mr. Dundon will continue to serve as a member of the SCUSA Board of Directors and as a senior adviser to the company.

After successfully growing the SCUSA business over the last 20 years, including nine years as CEO, Mr. Dundon has decided to pursue new opportunities.

The Board of SCUSA has appointed Lead Outside Director Stephen Ferriss as interim Chairman, effective until the July 15 SCUSA annual meeting.

SCUSA will host a conference call at 5:15 ET today. Details are provided below.

Mr. Dundon said: “I am proud to have been part of the company’s success and fortunate to have worked with so many outstanding, driven colleagues over the years. This is a great company and with Jason Kulas at the helm, supported by our talented management team, I am confident SCUSA will become an even stronger player in the consumer finance industry.”

Scott Powell, Chief Executive Officer of Santander Holdings USA and head of Santander’s operations in the United States, said: “We thank Tom for his vision and leadership as a founder of SCUSA, and a driver of its growth and success. Jason Kulas has the experience and strategic vision to lead SCUSA. Jason has been with SCUSA for eight years and has a deep understanding of its business, operations and people. I am confident in his ability to lead this business into the future.”

Mr. Kulas joined the company in 2007 as Chief Financial Officer, after covering SCUSA, since its founding, as an investment banker at JPMorgan. As CFO, he oversaw the company’s treasury, accounting, financial planning, capital markets and corporate strategy divisions. Mr. Kulas became President in 2013 and, since SCUSA’s IPO in 2014, has overseen the company’s corporate development, asset management, investor relations and various regulatory functions including the Comprehensive Capital Analysis and Review. Mr. Kulas will join the Board of Directors of SCUSA and, subject to regulatory approvals, Santander Holdings USA.

Mr. Kulas said: “I am honored by the Board’s decision to name me as Tom’s successor. Tom was pivotal in growing the Company from a local start-up to a leading, national technology-driven consumer finance business. The changes in Tom’s role at SCUSA have been amicably agreed and are unrelated to the company’s performance or regulatory standing. On behalf of the company’s management team, I thank him for his valuable contributions and wish him well in his future endeavors. This is an exciting time for the business and I look forward to working with my colleagues as we seek to grow the business in the months and years ahead.”

Jason Grubb, Chief Operating Officer, Originations of SCUSA, will succeed Mr. Kulas as President. Mr. Grubb joined SCUSA in 2004 as Senior Vice President of Servicing. He was Chief Operating Officer from January 2007 to October 2014 and became Chief Operating Officer, Originations in October 2014. Prior to joining SCUSA, Mr. Grubb held positions at WFS Financial, Nissan Motor Acceptance Corp, and Commercial Financial Services.

Jennifer Popp has been appointed interim Chief Financial Officer of SCUSA while a search is underway for a permanent replacement. Ms. Popp has served in the finance industry since 2001, and joined SCUSA in July 2012. She most recently served as Chief Accounting Officer and Deputy Chief Financial Officer.

In connection with Mr. Dundon’s departure as SCUSA’s Chief Executive Officer, Santander Holdings USA will, subject to the applicable regulatory approvals, exercise a call option to acquire all of the approximately 9.68% of SCUSA common stock held by DDFS LLC, an entity solely owned by Mr. Dundon.

Additional details regarding Mr. Dundon’s separation will be filed by SCUSA with the Securities and Exchange Commission.

Conference Call Information

SCUSA will host a conference call on July 2, 2015, at 5:15 p.m. Eastern Time that will be accessible by dialing 844-856-2691 (U.S. domestic), or 815-926-1990 (international), conference ID 77083269. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Company Update – July 2, 2015. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary software.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 855-859-2056 (U.S. domestic), or 404-537-3406 (international), conference ID 24853184, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through July 2, 2016.

About Santander

Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) is a full-service, technology-driven consumer finance company focused on vehicle finance and personal lending products. The company, which began originating retail installment contracts in 1997, has a managed assets portfolio of more than $46 billion (as of March 31, 2015), has more than two million customers across all credit grades, and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Banco Santander, S.A. (NYSE: SAN). Banco Santander is a diversified global retail and commercial bank offering a wide range of financial products to 117 million customers worldwide. SHUSA owns 100% of Santander Bank, N.A., a retail and commercial bank with 703 branches and 9,703 employees in the U.S. northeast, and 59.03% of the common stock of Santander Consumer USA Holdings Inc. (NYSE: SC), a Dallas, Texas-based national vehicle finance and personal lending company. For more information about Santander Bank, visit www.santanderbank.com. For more information about Santander Consumer USA, visit www.santanderconsumerusa.com.

Banco Santander (SAN.MC, STD.N, BNC.LN) is a leading retail and commercial bank, based in Spain, with a significant market share in 10 core countries in Europe and the Americas. Santander is the largest bank in the euro zone by market capitalization and among the top 12 banks on a global basis. Founded in 1857, Santander had EUR 1.43 trillion in managed funds, 12,950 branches and 185,400 employees at the close of 2014. In 2014 Santander made an attributable profit of EUR 5,816 million, 39% more than the previous year.

CONTACTS:

Media Queries:

Peter Greiff, Santander Holdings USA, Inc.

(617) 757-5777

pgreiff@santander.us

Laurie Kight, Santander Consumer USA Holdings Inc.

(214) 801-6455

lkight@santanderconsumerusa.com

Investor/Analyst Contact:

Andrew Withers, Santander Holdings USA, Inc.

(617) 757-3524

awithers@santander.us

Evan Black & Kristina Carbonneau, Santander Consumer USA Holdings Inc.

(800) 493-8219

investorrelations@santanderconsumerusa.com

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